Putnam Growth Opportunities Fund, January 31, 2018, Semiannual
Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 9,450

72DD2 (000s omitted)

Class R              6
Class R5             7
Class R6	   678
Class Y		 2,155

73A1

Class A		 0.080

73A2

Class R          0.015
Class R5         0.092
Class R6	 0.196
Class Y		 0.158

74U1 (000s omitted)

Class A	       119,140
Class B		 2,782
Class C		 5,691
Class M		 1,119

74U2 (000s omitted)

Class R		   415
Class R5            78
Class R6	 3,663
Class Y		14,174

74V1

Class A		 34.18
Class B		 29.14
Class C		 29.66
Class M		 30.93

74V2

Class R		 33.04
Class R5	 35.85
Class R6	 35.80
Class Y		 35.63

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.